UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

March 24, 2005

United Online, Inc.

(Exact Name of Registrant as specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

21301 Burbank Boulevard

Woodland Hills, California 91367

(Address of principal executive offices) (Zip Code)

Telephone: (818) 287-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Grant of Restricted Stock Units

On March 24, 2005, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of United Online, Inc. (the “Company”) awarded restricted stock units to the officers listed below pursuant to the United Online, Inc. 2001 Stock Incentive Plan (the “Plan”).  A copy of the Plan was filed as Exhibit 10.4 to the Company’s Form 10-Q, filed on November 14, 2001, and is incorporated herein by reference.

Restricted stock units were granted to the following executive officers: Mark R. Goldston (500,000 units), Charles S. Hilliard (170,000 units), Frederic A. Randall (125,000 units), Gerald J. Popek (100,000 units), Jon O. Fetveit (100,000 units), and Robert J. Taragan (50,000 units).  The following is a summary of the material terms of such restricted stock unit awards.

The restricted stock unit award entitles the holder to a distribution of common stock at the time of vesting.  Each restricted stock unit award will vest as to 25% of the award in four equal annual installments commencing February 15, 2006.  Notwithstanding the foregoing and in accordance with the terms of such officers’ Employment Agreements which were filed as Exhibits to the Company’s Form 10-KT filed on February 5, 2004, with respect to the awards granted to Messrs. Goldston, Hilliard and Randall, such restricted stock units will vest in full in the event of an involuntary termination in connection with the acquisition of the Company or in the event of the executive’s death or disability.  In addition, with respect to the award granted to Mr. Goldston, the restricted stock units will vest in full in the event of his termination without cause, and with respect to the awards granted to Messrs. Hilliard and Randall, the restricted stock units will vest in an additional year worth of service, determined on a pro rata basis, in the event of termination without cause.  With respect to the awards granted to Messrs. Fetveit, Popek and Taragan, in the event of an involuntary termination in connection with the acquisition of the Company, the restricted stock units will vest in the greater of 25% of the award or twice the amount of service lapsed since February 15, 2005.

In the event dividends or other distributions are declared and paid on the outstanding Common Stock of the Company prior to the issuance of the shares subject to the restricted stock units, then the holder shall be entitled, at the time of issuance of such shares, to the dividend or distribution which would have been paid on those shares had they been issued and outstanding a the time of the dividend or distribution.

Adoption of 2005 Management Bonus Plan

On March 24, 2005, the Compensation Committee of the Company also adopted the United Online, Inc. 2005 Management Bonus Plan (the “Bonus Plan”), substantially in the form filed herewith as Exhibit 10.01 (United Online, Inc. 2005 Management Bonus Plan) and incorporated herein by reference in its entirety, for the benefit of Mark R. Goldston, Charles S. Hilliard, Frederic A. Randall, Jr., Gerald J. Popek, Jon O. Fetveit and Robert J. Taragan.  The participants shall be eligible for a cash incentive award if employed by the Company or any of its participating subsidiaries on the earlier of March 1, 2006 or the date on which bonuses under the Bonus Plan are distributed.  The individual bonus awards payable to the participants in the Plan for fiscal 2005 shall be based upon the Company’s success in achieving specified targets tied to the Company’s operating income (before depreciation and amortization expenses and certain other expenses).  While the bonuses shall be awarded if the Company achieves the targets described above, the Compensation Committee may use its discretion to award bonuses based on criteria other than the targets described above if the Compensation Committee determines it to be appropriate based on executive performance and other facts and circumstances, with the goal being to reward performance based upon the Company’s objectives.

The bonuses shall be based on a percentage of each individual’s base salary for fiscal 2005.  For Mr. Goldston, he will receive a bonus equal to 35%, 50%, 60%, 70%, 80%, 90%, 100%, 110%, 120% or 125% of base salary if the Company achieves specified targets, and for the other eligible participants, each will receive a bonus equal to 25%, 40%, 50%, 60%, 70%, 80%, 90% or 100% of base salary if the Company achieves specified targets.  If the Company’s operating income (before depreciation and amortization expenses and certain other expenses) is in between specified targets, the Compensation Committee may use its discretion to provide an individual an additional bonus, pro rata or otherwise, based on the Company’s achievement.

Salary Increases

On March 24, 2005, the Compensation Committee of the Company also approved a salary increase of approximately four percent (4%) for all of the executive officers, except for Jon O. Fetveit who received a salary increase of approximately six percent (6%). Such increases are retroactive to January 1, 2005.

ITEM 9.01. EXHIBIT

(c)           Exhibit.

Exhibit No.	Description
10.01	United Online, Inc. 2005 Management Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	March 30, 2005	UNITED ONLINE, INC.

/s/ Charles S. Hilliard
Charles S. Hilliard
Executive Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.01	United Online, Inc. 2005 Management Bonus Plan